Exhibit 99.1

Cinedigm Chairman and CEO Details Positive Business Developments At Annual Stockholder Meeting

LOS ANGELES, October 23, 2020 — Cinedigm (NASDAQ: CIDM) today released comments by Chris McGurk, Cinedigm Chairman and CEO to be delivered at Company’s Annual Stockholder Meeting, to be held at 5 pm ET, Friday, October 23, 2020.

Comments:

“The last twelve months have been an important period for Cinedigm, and we have taken many key steps during that timeframe to position the company for success in the streaming landscape. I would like to briefly comment on the proposals that shareholders are voting on today, and then underscore some key recent business highlights to emphasize our growing momentum.

First, on the proposals, I want to strongly stress that we have no plans to conduct a reverse stock split for the foreseeable future. The motion is up for vote because it is good corporate governance to provide the Board with flexibility and optionality down the road. However, we expect our current business momentum will have a favorable effect on our stock as it has in the past. Additionally, the recent coverage initiated by two independent analysts set price targets for the Company in the $2-3.50 per share range, further supporting this view. Because of this, we believe there will be no need for a reverse split.

Second, I want to congratulate and thank our Board members for their continuing support during a period where we faced industry-changing COVID-19 impacts on the business and came through stronger and better positioned for growth than ever before.

Now for some business highlights:

In FY 2020, we dramatically expanded our streaming business, which is by far the biggest and fastest growing global entertainment business segment. We established a key strategic advantage in connected TV streaming through our deals with Samsung, Roku, and Vizio among others, by launching and scaling our free, ad-supported linear and on-demand channel portfolio. In this quarter last year, we had 6 channels live and 3 under contract. As of today, we have 25 channels launched or under contract, and will likely beat our goal of a 30- channel portfolio a year ahead of schedule.

Our broad portfolio gives us a significant market share on every key streaming device and platform. When we achieve full distribution on every platform in every territory, we expect each of these channels will generate between $1 to $2 million in high margin annual revenues to Cinedigm.

As our channel portfolio has grown, our viewership and subscription numbers have skyrocketed. At this time last year, our channels were delivering 4.5 million monthly viewers. Today, that number is over 15.2 million viewers, an increase of 238%. As we have reported, we are generating exponential increases in our ad revenues as a result. This growth is also being driven by the huge acceleration in our device and platform reach, which is approaching nearly 900 million consumer devices. This number is scaling through deals with large OEMs, cable companies, and technology platforms such as Sinclair Broadcast Group, Samsung, Comcast Xfinity, Roku, Amazon, Vewd and Vizio, among many others.

The current stay-at-home environment has accelerated the shift to streaming, leading to a world where cord cutting is permanent. This once-in-a-lifetime shift has had a significant impact on our digital sales business, where we license film and TV content to every key player in the entire OTT streaming ecosystem including Amazon, Apple, Netflix and Google among many others. In the last two quarters, we recorded the highest digital content sales in the Company's history. Combined with our aggressive cost streamlining efforts, which have resulted in significant annual overhead savings of over $5 million, our growth in streaming will help drive the Company to sustained profitability going forward.

We also made substantial progress in strengthening our balance sheet. In the current quarter, we converted $15 million in debt to equity at $1.50 per share. We also reduced our Second Lien debt to $7.5 million over time. These actions materially reduced annual interest expense and we are exploring alternatives to either reduce or eliminate the remaining Second Lien debt within this fiscal year.

On the heels of our very successful and accretive acquisition of Viewster last year, this week we announced a deal to acquire The Film Detective, a streaming content company that brings almost 10,000 films and TV episodes and two streaming channels into the Company. With both of these acquisitions, we followed a simple formula: identify sub-scale OTT companies that have a defensible market niche and are EBITDA positive, and then leverage our proprietary technical and distribution infrastructure to increase monetization and viewership while cutting operating expenses.

Under this model, our goal is to double the target acquisition’s EBITDA in the first six months and revenue in the first twelve. With potentially hundreds of streaming services around the globe that fit this approach to choose from, the time is now for Cinedigm to grow via a roll-up strategy leveraging our extensive expertise and proprietary technology capabilities to rapidly build a scale and profitable streaming holding company.

Finally, our narrative as a key player in the streaming industry has broken through in the industry with the growth in our channel portfolio and distribution reach. Given that, our M&A and strategic investment activity has expanded through incoming interest in our Company from both potential financial and strategic investors. In addition, the high-profile acquisition of advertising-centric streaming companies such as Xumo, Pluto and Tubi leaves Cinedigm as one of the last independent players in the space and one of the rare public plays in an incredible, high growth sector. We intend to leverage that unique position to attract quality, long-term investors to the Company.

Again, I want to thank our Board of Directors for their continued support and guidance. I also want to thank our stockholders for their continued support and focus on our Company as we navigate into a prosperous future.”

ABOUT CINEDIGM

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn (https://www.linkedin.com/company/cinedigm/), Facebook (facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

Press Contact for CIDM:
Jill Calcaterra
310-466-5135
jcalcaterra@cinedigm.com